Exhibit d (26) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

AMENDMENT #1 TO EXHIBIT F

to the

Investment Advisory Contract

FEDERATED INSURANCE SERIES

Federated Kaufmann Fund II

This Amendment #1 to Exhibit F to the Investment Advisory Contract between Federated Equity Management Company of Pennsylvania and Federated Insurance Series was approved at a board meeting on May 15, 2014.

For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.30 of 1% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.30 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of June, 2014.

Federated Equity Management Company

of Pennsylvania

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

Federated Insurance Series

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President